CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus Supplement constituting part of this Post-Effective Amendment No. 7 to the Registration Statement No. 333-17671 on Form S-6 of (1) our report dated February 5, 2001 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, which reports appear in such Prospectus Supplement. We also consent to the reference to us under the heading "Financial Statements" in the Prospectus Supplement.



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/s/ PricewaterhouseCoopers LLP
    New York, New York
    April 18, 2001